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                                                                    EXHIBIT 99.1


                LANNETT COMPANY REPORTS RECORD SALES AND EARNINGS
           RESULTS FOR ITS 2ND QUARTER AND FIRST SIX MONTHS OF FISCAL
                                      2004


         PHILADELPHIA, PA - January 20, 2004 - LANNETT COMPANY, INC. (AMEX:
LCI), a manufacturer of generic pharmaceuticals, announced record sales and earnings for the quarter ended December 31, 2003. Sales increased 63% in the quarter to a record $16.6 million versus sales of $10.2 million for the same period of the prior year. Second quarter net earnings increased 39% to a record $3.8 million or $0.19 per diluted share, from $2.8 million or $0.14 per diluted share for the same period a year earlier. On a year-to-date basis through its second quarter ended December 31, 2003, the Company's net sales increased by 54% to $29.8 million, from $19.3 million in the same period of the prior year. Net income increased by 36% to $7.3 million for the six months ended December 31, 2003, from $5.3 million for the same period in the prior year.

         The following table presents Lannett's unaudited results of operations for the quarters ended December 31, 2003 and December 31, 2002 and the six-month periods ended December 31, 2003 and December 31, 2002:



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



                                        Quarter Ended                         Six Months Ended
                                    12/31/03     12/31/02                  12/31/03      12/31/02
                                   Unaudited     Unaudited                 Unaudited    Unaudited
                                    (In thousands, except                  (In thousands, except
                                  for Diluted Income per Share)          for Diluted Income per Share)
Net Sales                              $ 16,574   $ 10,183                  $ 29,795     $ 19,310
Cost of Sales                             6,661      3,965                    11,458        7,802
                                       -------------------                  ---------------------
Gross Profit                              9,913      6,218                    18,337       11,508
Research & Development Expenses           1,253        529                     2,139          986
Selling, General & Admin. Expenses        2,177      1,263                     3,911        2,156
                                       -------------------                  ---------------------
Operating Profit                          6,483      4,426                    12,287        8,366
Other Income/(Expense)                       10        (13)                        3          (37)
                                       -------------------                  ---------------------
Income Before Taxes                       6,493      4,413                    12,290        8,329
Income Tax Expense                        2,661      1,650                     5,040        3,014
                                       -------------------                  ---------------------
Net Income                                3,832      2,763                     7,250        5,315
                                       ===================                  =====================

Diluted Income per Share***            $   0.19   $   0.14                  $   0.36     $   0.26
                                       ===================                  =====================




*** DILUTED INCOME PER SHARE FOR THE QUARTER ENDED AND SIX MONTHS ENDED DECEMBER 31, 2002 HAS BEEN ADJUSTED FOR THE COMPANY'S 3 FOR 2 STOCK SPLIT EFFECTIVE FOR SHAREHOLDERS OF RECORD ON FEBRUARY 14, 2003.

         Larry Dalesandro, Chief Financial Officer, commenting on the results for the quarter, stated, "The second quarter was an excellent quarter for Lannett. Sales and earnings reached record levels for our company. As we continue to invest more in research and development (R&D), it will enable us to add products to our line, thereby increasing future sales levels. Spending on R&D increased to $2.1 million for the six months ended December 31, 2003 compared to $1 million for the same period of the prior year. Net sales and our related market share increased for a majority of our products in the quarter due to the efforts of our growing sales team, and our focus on customer service." Lannett continues to have a strong balance sheet, with cash of $8


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million, net accounts receivable of $8.3 million, inventory of $10.8 million and stockholders equity of $29 million.

         The Company's common stock trades on the American Stock Exchange under the symbol "LCI". For more information please call Investor Relations at 215/333-9000.

         THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR FUTURE BUSINESS PERFORMANCE. ANY SUCH STATEMENTS THAT REFER TO LANNETT'S ESTIMATED OR ANTICIPATED FUTURE FINANCIAL RESULTS, FUTURE INVENTORY LEVELS, FUTURE COMPETITION OR PRICING, FUTURE LEVELS OF OPERATING EXPENSES, PRODUCT DEVELOPMENT EFFORTS OR PERFORMANCE, OR OTHER NON-HISTORICAL FACTS ARE FORWARD-LOOKING AND REFLECT LANNETT'S CURRENT PERSPECTIVE OF EXISTING TRENDS AND INFORMATION. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT CANNOT BE PREDICTED OR QUANTIFIED AND, CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE UNCERTAINTY THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PRELIMINARY RESULTS DESCRIBED IN THIS PRESS RELEASE, RATES OF SALE OF CUSTOMER INVENTORIES, THE SUCCESS OF LANNETT'S PRODUCT DEVELOPMENT ACTIVITIES AND THE TIMELINESS WITH WHICH REGULATORY AUTHORIZATIONS AND PRODUCT ROLL-OUT MAY BE ACHIEVED, MARKET ACCEPTANCE OF LANNETT'S PRODUCTS AND THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE AVAILABILITY ON COMMERCIALLY REASONABLE TERMS OF RAW MATERIALS AND OTHER THIRD PARTY SOURCED PRODUCTS, SUCCESSFUL COMPLIANCE WITH EXTENSIVE, COSTLY, COMPLEX AND EVOLVING GOVERNMENTAL REGULATIONS AND RESTRICTIONS, EXPOSURE TO PRODUCT LIABILITY AND OTHER LAWSUITS AND CONTINGENCIES, AND OTHER RISKS AND UNCERTAINTIES DETAILED IN LANNETT'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO: LANNETT'S ANNUAL REPORT AND FORM 10-KSB FOR THE YEAR ENDED JUNE 30, 2003.


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